Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-48726 and 333-65964) pertaining to the Amended and Restated 1998 Stock Option Plan, the 2000 Omnibus Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of our report dated January 17, 2002, with respect to the consolidated financial statements of SupportSoft, Inc. (formerly Support.com, Inc.) included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/    ERNST & YOUNG LLP

Palo Alto, California
March 26, 2002